Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-200353

Subject to Completion, Dated May 6, 2015
Preliminary Pricing Supplement to Prospectus Supplement Dated May 6, 2015
and Prospectus Dated November 18, 2014

Pricing Supplement dated May     , 2015
(To Prospectus Supplement dated May 6, 2015
and Prospectus dated November 18, 2014)

% Secured Medium-Term Notes, Series K, due May 15, 2025

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

CUSIP:

Trade Date: May   , 2015

Original Issue Date/Settlement Date: May   , 2015, which is the fourth business day following the Trade Date. Accordingly, purchasers who wish to trade the Notes on the date hereof will be required, because the Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $      ,000,000

Price to Public:      % of Principal Amount, plus accrued interest from May   , 2015 if settlement occurs after that date

Purchase Price:      % of Principal Amount

Net Proceeds to Company: $

Interest Rate:      % per annum

Initial Interest Accrual Date: May   , 2015

Interest Payment Dates: May 15 and November 15, commencing November 15, 2015

Regular Record Dates: May 1 and November 1

Maturity Date: May 15, 2025

These Notes are DTC Eligible and will be issued in book-entry form

Mode of Distribution: [X] Underwritten [   ] Agented

    [   ] Barclays Capital Inc.

    [X] BNP Paribas Securities Corp.

    [X] BNY Mellon Capital Markets, LLC

    [X] CIBC World Markets Corp.

    [   ] Credit Suisse Securities (USA) LLC

    [   ] Goldman, Sachs & Co.

    [X] J.P. Morgan Securities LLC

    [X] Mitsubishi UFJ Securities (USA), Inc.

    [X] Mizuho Securities USA Inc.

    [   ] Morgan Stanley & Co. LLC

    [   ] RBC Capital Markets, LLC

    [X] Scotia Capital (USA) Inc.

    [   ] Wells Fargo Securities, LLC

    [X] CastleOak Securities, L.P.

    [X] TD Securities (USA) LLC

    [X] U.S. Bancorp Investments, Inc.

Redemption Provisions:

The Secured Medium-Term Notes, Series K offered hereby (the “Secured Medium-Term Notes”) will be subject to redemption as described in the prospectus and prospectus supplement.

Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to February 15, 2025 (the date that is three months prior to the Maturity Date) (the “Make Whole Redemption Period”) on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points (      %), plus, in either case, accrued interest thereon to the date of redemption.

At any time on or after February 15, 2025 (the date that is three months prior to the Maturity Date), the Secured Medium-Term Notes will be subject to redemption on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to 100% of the principal amount of the Secured Medium-Term Notes to be redeemed, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date during the Make Whole Redemption Period, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Secured Medium-Term Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date during the Make Whole Redemption Period, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer” means a primary U.S. Government Securities Dealer in the United States (a “Primary Treasury Dealer”) selected by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date during the Make Whole Redemption Period, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

The net proceeds from the sale of the Secured Medium-Term Notes will be added to the general funds of PSE&G and will be used, together with the net proceeds from the sale of PSE&G’s $             % Secured Medium-Term Notes, Series K, due May 1, 2045, for general corporate purposes, including the repayment of short-term debt primarily consisting of commercial paper incurred to fund the maturity of PSE&G’s $300,000,000 2.70% Secured Medium-Term Notes, Series G, due May 1, 2015.

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